[Advertisement]

          TO CONRAIL SHAREHOLDERS:

          HOW YOU CAN HELP INCREASE YOUR
          SHARE VALUE, LOWER YOUR RISK, AND SHORTEN
          YOUR WAIT -- IN UNDER 3 SECONDS.

          [Graphic: front and back of Norfolk Southern's proxy card with a circle around the words "AGAINST" and an "X" in the boxes next to them.]

          JOIN ALL THOSE VOTING AGAINST CONRAIL'S COERCIVE
          PROPOSALS.

          [Graphic:  checkmark above the words "VOTE AGAINST"]

          Norfolk Southern's $110 all-cash, all-shares offer -- with prompt payment through use of a voting trust -- is superior in every respect to the CSX deal. It's worth 23%* more, and it doesn't subject you to the substantial equity and regulatory risks involved in the coercive CSX deal. To preserve the benefits of Norfolk Southern's superior offer, vote AGAINST Conrail's proposals.
               ESOP participants: your vote is especially important since each vote represents several votes. Protect your interests; don't let the inferior CSX deal be forced upon you. Use your GREEN instruction card to instruct your Trustee to vote AGAINST Conrail's proposals.

                       PROTECT THE VALUE OF YOUR SHARES.
            VOTE NOW ON NORFOLK SOUTHERN'S GOLD PROXY CARD AGAINST
              CONRAIL'S PROPOSALS TO "OPT OUT" OF PENNSYLVANIA'S
             FAIR VALUE STATUTE AND TO ADJOURN THE SPECIAL MEETING.
                 BE SURE NORFOLK SOUTHERN RECEIVES YOUR PROXY
                              BEFORE DECEMBER 23

          [Norfolk Southern Logo]

          Important: If you have any questions, please call our solicitor, Georgeson & Company Inc. toll free at 1-800-
          223-2064.  Banks and brokers call 212-440-9800.

          * Based on the closing price of CSX common stock on December 16, 1996.

          December 18, 1996